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EXHIBIT 23.1

Consent of Independent Accountants

To the Board of Directors
CenterSpan Communications Corp.:

We consent to incorporation by reference in the registration statement (Nos. 333-40323, 333-57521 and 333-59610) on Form S-8 and registration statement (Nos. 333-55554, 333-73333 and 333-86825) on Form S-3 of CenterSpan Communications Corp. and subsidiaries of our report dated March 27, 2001, except as to note 15 which is dated August 17, 2001, with respect to the consolidated statements of operations, shareholders' equity and cash flows of CenterSpan Communications Corp. and subsidiaries for the two years in the period ended December 31, 2000, which report appears in the December 31, 2000 Form 10-K/A-2 of CenterSpan Communications Corp. filed on or about August 21, 2001.

As discussed in Note 15 to the consolidated financial statements, the Company reclassified $2.5 million as research and engineering expense in 1999 due to the correction of an error in the application of an accounting principle.

                      /s/ KPMG LLP

Portland, Oregon
August 21, 2001

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  EXHIBIT 23.1
Consent of Independent Accountants